Exhibit 16
                                             Mazars & Guerard, LLP

                                      May 10, 2000

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549

  Re:   Pretory USA, Inc.

Gentlemen:

    We have read Item 4 of the Current Report on Form 8-K (the "Form 8-K") of Pretory USA, Inc. ("Pretory" or the "Company"), which is dated April 21, 2000 (a copy of which is attached) and was transmitted to us by the Company's attorney, postmarked April 26, 2000. We disagree with certain statements in the Form 8-K. Our comments with respect to the Company's statements in the Form 8-K are as follows:

-- We disagree with the Company's statement in Item 4(a) of the Form 8-K that "the Company was subsequently informed by Mazars & Guerard, LLP that they will continue acting as auditors for the Company's principal operating subsidiary." We never made such a statement, and we in fact are in the process of resigning as auditors for the Company's principal operating subsidiary in accordance with French law.

-- We disagree with the Company's statement in Item 4(b) of the Form 8-K that "there were no disagreements with Mazars & Guerard, LLP on any matters of . . . auditing scope or procedure, which agreements [sic], if not resolved to their satisfaction, would have caused it to make a reference to the subject matter of the disagreement in connection with its report."

     During the audit of the Company's financial statements for the period ended December 31, 1999, we determined that it was necessary to obtain confirmation from The Concorde Trust of an account receivable due to the Company from The Concorde Trust in connection with an ostensible contract (the "Contract") between the Company, The Concorde Trust and the Norwegian People's Aid Society. The Company's management resisted our effort to obtain confirmation of the account receivable from The Concorde Trust. This disagreement ultimately was resolved to our satisfaction when the Company's management agreed to allow us to request confirmation of the account receivable from the Norwegian People's Aid Society.

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--   In the Form 8-K,  the Company  does not  mention,  as it is required  under
     Regulation 229.304(a)(1)(v)(B) and (C)(ii), that our firm resigned as the Company's auditors on the grounds, inter alia, that information had come to our attention that led us to no longer be able to rely on management's representations, or that made us unwilling to be associated with the financial statements prepared by management.

     The circumstances causing us to become unable to rely upon the representations of management are as follows. In response to our request for the Norwegian People's Aid Society to confirm the account receivable due to the Company under the Contract, we received a statement by the Norwegian People's Aid Society disclaiming any knowledge of the Contract. Subsequent communications with management and a relative of management regarding this topic resulted in inconsistent and contrary statements and representations, leading us to the judgment that we could not rely upon management's representations.

-- In the Form 8-K, the Company also does not mention that our resignation as auditors for the Company was predicated in part upon our conclusion that our independence may have been impaired by management's threats to initiate litigation against us.

     For the foregoing reasons, we resigned as the Company's auditors without issuing any report or opinion regarding the Company's financial statements for the period ended December 31, 1999.

                                               Very truly yours,

                                               /s/Mazars & Guerard, LLP
                                               Mazars & Guerard, LLP